 EXHIBIT 99.1
NEWS RELEASE
USA Synthetic Fuel

Upon agreed benchmarks, Socius Capital Group will commit
 $10 million in equity capital to fund growth at USA Synthetic Fuel

Cincinnati and New York- January 12, 2011.  USA Synthetic Fuel Corporation of Cincinnati has entered into a non-binding term sheet with Socius CG II, a subsidiary of Socius Capital Group, with offices in New York and Los Angeles, under which Socius would invest up to $10 million in equity capital to fund corporate growth.  The non-binding agreement is based on the company achieving certain benchmarks, including, but not limited to, a NASDAQ listing.

Socius Capital Group (SCG), with a focus on life sciences, energy, natural resources and technology, is well positioned to be an equity growth partner for USA Synthetic Fuel (USASF).  SCG targets transactions in the $5 to $125+ million range and provides growth capital to emerging companies.  USASF believes that additional capital would be available as milestones are achieved and as high growth opportunities call for additional equity capital from an investor that shares the vision of low cost clean energy in America.

USA Synthetic Fuel Corporation (OTCQB:USFC) is an environmental energy technology company focused on building ultra clean btu converters that enable America’s solid hydrocarbon resources to be transformed into low cost synthetic fuel products:  pipeline quality synthetic natural gas (SNG), transportation fuel (diesel, jet, gasoline), hydrogen, and power.  USA Synthetic Fuel’s goal is to deliver top environmental, economic, and social performance.  The company’s leading btu converters are in development and/or construction and, when completed, are designed to produce 100,000 BOE (barrels of oil equivalent) per day.  The company has established the long term business objective of manufacturing and delivering 2 million BOE/day of low cost synthetic fuel in the USA by 2030.  The company owns 1.02 Billion BOE in solid hydrocarbon energy.

USA Synthetic Fuel is listed on OTCQB with stock symbol “USFC”. More information on the company can be found at its website, usasfc.com.

Forward-Looking Statements

Statements in this news release that are not descriptions of historical facts are forward-looking statements.  Reference is made in particular to the descriptions of our plans to, and objectives for, future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, “projects”, or similar terms, variations of such terms or the negative of such terms.  Forward-looking statements are based on management’s current beliefs, opinions, and expectations.  Actual results could differ materially from those currently anticipated due to a number of factors, including limited operating history, need for future capital, risks inherent in the development of our projects, and economic conditions generally. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including our Form 10.

For further information, please contact:

USASF:
H. L. Reichart
info@usasfc.com